Exhibit 99.1

Doug Sherk	Beth Kaplan
Investor Relations, EVC Group	Public Relations Director, Accuray
+1 (415) 652-9100	+1 (408) 789-4426
dsherk@evcgroup.com	bkaplan@accuray.com

Accuray Generates $108.9 Million in Second Quarter Revenues

Record Revenues Achieved as Commercial Execution Continues; Management Reaffirms Fiscal 2016 Guidance

SUNNYVALE, Calif., January 28, 2016 — Accuray Incorporated (NASDAQ: ARAY) announced today financial results for the second fiscal quarter and six months ended December 31, 2015.

Fiscal Second Quarter Highlights

•                  Gross orders were $67.1 million; single and dual vault sites comprised more than 50 percent of total TomoTherapy® System orders; replacement orders to existing accounts comprised approximately 15 percent of all system orders

•                  Total revenue was $108.9 million, an increase of 11 percent year-over-year or 15 percent on a constant currency basis

•                  Gross profit margins expanded sequentially to 39.1 percent from 37.8 percent

•                  Operating income was near breakeven compared to a loss of $3.6 million in the prior year

•                  Adjusted EBITDA was $6.8 million compared to $3.7 million in the prior year

•                  Cash, cash equivalents and investments increased $2.7 million compared to a decrease of $1.9 million in the prior year

“In the second quarter we achieved an all time high revenue quarter and near breakeven operating income, demonstrating that we are continuing to execute on each of our strategic commercial initiatives. Based on our commercial momentum, we expect that order and revenue growth in the second half of the fiscal year will be at levels well above overall market growth,” said Joshua H. Levine, president and chief executive officer of Accuray.  “Additionally, in January 2016 we took steps to improve our capital structure by closing on a $70 million senior secured loan and subsequently retiring $63.4 million of convertible notes which were to mature in August 2016. We believe this demonstrates confidence on the part of the financial community in our ability to execute our commercial strategies and drive positive EBITDA.  With the retirement of the notes and our intent to pay the remaining convertible notes in cash we have reduced potential dilution by 10.6 million shares of our common stock.”

Financial Highlights

Gross product orders totaled $67.1 million for the second fiscal quarter. Ending product backlog was $366.7 million.

Total revenue was $108.9 million, an increase of 11 percent from the prior fiscal year second quarter and an increase of 15 percent on a constant currency basis.  The Americas region total revenue was $51.0 million and total revenue outside of the Americas region was $57.9 million.  Product revenue increased 17 percent to $55.8 million while service revenue increased 5 percent to $53.1 million.

Total gross profit was $42.6 million or 39 percent of sales, comprised of product gross margin of 41 percent and service gross margin of 37 percent.  This compares to total gross margin of 39 percent, product gross margin of 43 percent and service gross margin of 36 percent for the prior fiscal year second quarter.  On a constant currency basis, total gross margin for the second quarter of fiscal 2016 was 41 percent.

Operating expenses were $42.7 million, an increase of 1 percent compared with $42.1 million in the prior fiscal second quarter. The increase was primarily due to higher legal expenses, related to the amended award of $2.1 million for damages to the Company’s former China distributor as well as increased research and development expenses to support ongoing product development efforts. These increases were partially offset by reduced compensation related expenses in sales and marketing and general and administrative functions.

In November 2015 Accuray’s former distributor in China was awarded an interim award for damages of approximately $3.4 million. In January 2016, the International Chamber of Commerce International Court of Arbitration revised the award based on a clerical error they believe occurred in their calculation of the maximum amount of damages. Accuray incurred an additional $2.1 million in expenses related to this amended award in the second quarter of fiscal 2016. The remaining issue to be finalized in the arbitration relates to the payment of attorneys’ fees.

Net loss improved to $6.0 million, or $0.08 per share, for the second quarter of fiscal 2016, compared to a net loss of $10.0 million, or $0.13 per share, for the second quarter of fiscal 2015.

Adjusted EBITDA for the second quarter of fiscal 2016 was $6.8 million, compared to $3.7 million in the second quarter of the prior fiscal year.

Cash, cash equivalents and investments were $155.8 million as of December 31, 2015, an increase of $2.7 million from September 30, 2015.

Six Month Highlights

For the six months ended December 31, 2015, total revenue reached $198.5 million, representing an increase of 10 percent or 14 percent on a constant currency basis, from the comparable period of fiscal year 2015.  Product revenue for the six month period was $95.8 million, representing an increase of 19 percent while service revenue was $102.8 million, representing 3% growth over the comparable prior fiscal year period.

Gross profit margin for the six months ended December 31, 2015 was 39 percent, comprised of product gross margin of 42 percent and service gross margin of 35 percent.  This compares to total gross margin of 37 percent for the comparable prior fiscal year period.

Operating expenses were $83.8 million for the six months ended December 31, 2015, compared with $85.2 million in the comparable prior fiscal year period.

Net loss for the six months ended December 31, 2015 was $19.1 million, or $0.24 per share, compared to a net loss of $31.6 million, or $0.41 per share, for the comparable prior fiscal year period.

Adjusted EBITDA for the six months ended December 31, 2015 was a positive $5.7 million, compared to a loss of $4.8 million in the comparable prior fiscal year period.

Cash, cash equivalents, and investments increased $11.9 million from June 30, 2015.

2016 Financial Guidance

Accuray reaffirmed previously provided financial guidance for fiscal 2016. Total revenue is expected to be between $395 million to $410 million and adjusted EBITDA is expected to range between $25 million to $35 million. Accuray continues to expect that gross orders for the fiscal year will be approximately $295 million, which would represent a 10 percent increase year over year.

This financial guidance is unchanged from that provided on January 11, 2016.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss these results.  Conference call dial-in information is as follows:

•                  U.S. callers: (855) 867-4103

•                  International callers: (262) 912-4764

•                  Conference ID Number (U.S. and international): 19257397

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com.  In addition, a dial-up replay of the conference call will be available beginning January 28, 2016 at 5:00 p.m. PT/8:00 p.m. ET and ending February 4, 2016.  The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 19257397.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a more meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

Accuray presents certain measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation.  Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, management uses these measures on a constant currency basis to evaluate period-over-period operating performance.  Measures presented on a constant currency basis are calculated by translating current period results at prior period monthly average exchange rates.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations regarding growth in orders, gross profit margins, revenues and adjusted EBITDA, ability to meet financial targets, and Accuray’s leadership position in radiation oncology innovation and technologies.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the success of the adoption of our CyberKnife and TomoTherapy Systems; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 28, 2015, the company’s report on Form 10-Q, which was filed on November 5, 2015 and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014

Gross Orders	$67,078	$72,261	$132,006	$131,024
Net Orders	42,679	41,474	87,478	73,756
Order Backlog	366,668	357,831	366,668	357,831

Net revenue:
Products	$55,759	$47,650	$95,754	$80,665
Services	53,153	50,505	102,789	99,871
Total net revenue	108,912	98,155	198,543	180,536
Cost of revenue:
Cost of products	32,717	27,171	55,734	47,836
Cost of services	33,624	32,495	66,340	66,410
Total cost of revenue	66,341	59,666	122,074	114,246
Gross profit	42,571	38,489	76,469	66,290
Operating expenses:
Research and development	14,931	13,917	29,227	28,066
Selling and marketing	15,076	15,802	28,493	33,776
General and administrative	12,688	12,361	26,104	23,311
Total operating expenses	42,695	42,080	83,824	85,153
Loss from operations	(124)	(3,591)	(7,355)	(18,863)
Other expense, net	(5,070)	(5,528)	(10,161)	(10,989)
Loss before provision for income taxes	(5,194)	(9,119)	(17,516)	(29,852)
Provision for income taxes	833	873	1,537	1,790
Net loss	$(6,027)	$(9,992)	$(19,053)	$(31,642)

Net loss per share - basic and diluted	$(0.08)	$(0.13)	$(0.24)	$(0.41)
Weighted average common shares used in computing loss per share:
Basic and diluted	80,346	77,924	80,053	77,607

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31,	June 30,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$88,451	$79,551
Investments	67,304	64,306
Restricted cash	2,596	3,734
Accounts receivable, net	66,044	77,727
Inventories	111,513	106,151
Prepaid expenses and other current assets	13,598	15,991
Deferred cost of revenue	8,834	6,869
Total current assets	358,340	354,329
Property and equipment, net	29,550	31,829
Goodwill	57,892	58,054
Intangible assets, net	11,587	15,564
Deferred cost of revenue	2,152	1,500
Other assets	13,804	8,695
Total assets	$473,325	$469,971
Liabilities and equity
Current liabilities:
Accounts payable	$19,561	$13,096
Accrued compensation	20,484	21,934
Other accrued liabilities	23,839	18,720
Short-term debt	96,551	—
Customer advances	19,377	19,385
Deferred revenue	94,386	96,780
Total current liabilities	274,198	169,915
Long-term liabilities:
Long-term other liabilities	10,829	10,934
Deferred revenue	17,257	10,489
Long-term debt	110,172	202,853
Total liabilities	412,456	394,191
Commitment and contingencies
Equity:
Common stock	81	79
Additional paid-in capital	476,387	471,430
Accumulated other comprehensive loss	(1,243)	(426)
Accumulated deficit	(414,356)	(395,303)
Total equity	60,869	75,780
Total liabilities and equity	$473,325	$469,971

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
GAAP net loss	$(6,027)	$(9,992)	$(19,053)	$(31,642)
Amortization of intangibles (a)	1,988	1,988	3,976	3,976
Depreciation (b)	2,514	2,994	5,085	5,984
Stock-based compensation (c)	3,365	3,854	5,879	7,127
Interest expense, net (d)	4,138	4,023	8,294	8,011
Provision for income taxes	833	873	1,537	1,790
Adjusted EBITDA	$6,811	$3,740	$5,718	$(4,754)

(a) consists of amortization of intangibles - developed technology.

(b) consists of depreciation, primarily on property and equipment.

(c) consists of stock-based compensation in accordance with ASC 718.

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2016
	From	To
GAAP net loss	$(28,200)	$(18,300)
Amortization of intangibles (a)	7,950	7,950
Depreciation (b)	10,850	10,850
Stock-based compensation (c)	14,100	14,100
Interest expense, net (d)	17,300	17,300
Provision for income taxes	3,000	3,100
Adjusted EBITDA	$25,000	$35,000

(a) consists of amortization of intangibles - developed technology

(b) consists of depreciation, primarily on property and equipment

(c) consists of stock-based compensation in accordance with ASC 718

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes